Exhibit 99.1

MAXCO, INC. DECLARES DIVIDEND OF $2.00 PER SHARE ON ITS COMMON STOCK

GRAND LEDGE, Michigan, May 25, 2007—/PRNewswire-FirstCall/ -- Maxco, Inc. (the "Company") (Pink Sheets: MAXC) has declared a cash dividend of $2.00 per share, payable June 29, 2007, to common shareholders of record as of June 20, 2007.

Maxco’s President and CEO Max A. Coon stated, “Historically Maxco has not paid dividends on its common stock. Due to the cash flow from the sale of our former 100% owned subsidiary, Atmosphere Annealing, Inc., Maxco’s Board felt that it would be in the best interest of Maxco’s shareholders to declare this dividend.”

Maxco has investments in real estate and investments representing less than majority interests in the following businesses: a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business.